Exhibit 99.1

October 10, 2008

Imperial Petroleum, Inc.

11600 German Pines

Evansville, IN 47725

Attention: Jeffrey T. Wilson, President

Re:	Credit Agreement dated as of April 13, 2007, as amended by that certain Forbearance Agreement and Amendment Number One to Credit Agreement (the “First Amendment”) dated as of March 24, 2008, by and among IMPERIAL PETROLEUM, INC., a Nevada corporation (the “Borrower”) the lenders from time to time party thereto (each a “Lender” and collectively, the “Lenders”), D.B. ZWIRN SPECIAL OPPORTUNITIES FUND, L.P., a Delaware limited partnership (“DBZ”), as collateral agent for the Lenders (in such capacity, together with any successor collateral agent, the “Collateral Agent”), DBZ, as administrative agent for the Lenders (in such capacity, together with any successor administrative agent, the “Administrative Agent”; and together with the Collateral Agent, each an “Agent” and collectively, the “Agents”) (as further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement)

Ladies and Gentlemen:

As you are aware, the Borrower has failed to comply with the terms and conditions of the Credit Agreement by, among other things, (i) failing to comply with Section 2.05(e) of the Credit Agreement by failing to pay when due interest on the Revolving Loans from the period on and after the First Amendment Date, (ii) allowing the “Designated Events of Default” as defined in the First Amendment to occur and continue, and (iii) failing to comply with Section 7.01 (a) of the Credit Agreement for the period following the First Amendment Date by failing to deliver the documents required thereby.

Such actions constitute Events of Default under the Credit Agreement (the “Specified Events of Default”). There also may be other Defaults or Events of Default that have occurred and are continuing other than the Specified Events of Default.

You are hereby notified that, due to the existence of the Specified Events of Default, on October 24, 2008, we intend to declare all of the outstanding Loans to be due and payable, whereupon all of the aggregate principal of all Loans, all accrued and unpaid interest thereon, all fees and all other amounts payable under the Credit Agreement and the other Loan Documents shall become due and payable immediately, all as permitted pursuant to Section 9.01 of the Credit Agreement. Thereafter, we intend

Imperial Petroleum, Inc.

October 10, 2008

to exercise in respect of the Collateral all the rights and remedies available to us at law (including those of a secured party under the Uniform Commercial Code) or in equity.

This letter shall further confirm that the Agents and the Lenders have not waived the Specified Events of Default and hereby reserve all other rights and remedies available to them under the Loan Documents as a result of the occurrence of the Specified Events of Default. The Agents and the Lenders also confirm their intention to require strict compliance with all of the terms and conditions of the Credit Agreement and each of the Loan Documents in the future. It is expressly stated that the parties are not entering into a mutual disregard of the terms and provisions of any Credit Document.

It is also expressly stated that any Lender’s or any Agent’s honoring of a request for a Revolving Loan will not operate as a waiver of any Default or Event of Default or any right or remedy under the Credit Agreement, and shall not be deemed to establish a course of conduct so as to justify an expectation by the Borrower that any Lender or any Agent will advance future Revolving Loans when Events of Default exist. The making of any such Revolving Loan shall be in the sole and absolute discretion of the Lenders and Agents.

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Very truly yours,

D. B. ZWIRN SPECIAL OPPORTUNITIES FUND, L.P.

By: D.B. ZWIRN PARTNERS, LLC, its general partner

By: ZWIRN HOLDINGS, LLC, its managing member

By:
Name:	LAWRENCE D. CUTLER
Title:	AUTHORIZED SIGNATORY

cc:	John Heskett, Esq.

Notice of Default